UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2006
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	(Commission File Number)	43-1481791 (IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri (Address of principal executive offices)	63301 (Zip Code)
Registrant’s telephone number, including area code : (636) 940-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 19, 2006, American Railcar Industries, Inc. (“ARI” or the “Company”) signed an agreement with American Railcar Leasing LLC (“ARL”) for ARI to manufacture and ARL to purchase 1,000 tank railcars. ARI is expected to deliver 500 railcars to ARL in each of 2008 and 2009 under the agreement. The Company plans to produce these tank railcars at its new manufacturing plant that is now being designed and is planned to be built adjacent to the Company’s existing Marmaduke, Arkansas tank railcar manufacturing plant. The new plant is expected to be operational by the beginning of 2008.
On September 25, 2006, the Company issued a press release announcing its entry into the new agreement with ARL. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.
ARL is controlled by Carl C. Icahn, ARI’s principal beneficial stockholder and the chairman of ARI’s board of directors. ARI’s agreement with ARL was the product of arm’s length negotiations and was unanimously approved by the independent directors of ARI’s audit committee.
Item 8.01 Other Events
On September 25, 2006, in the same press release mentioned above, the Company also announced that ARL recently exercised options for an additional 1,000 tank railcars to be produced at ARI’s existing Marmaduke plant in 2008, and for an additional 400 covered hopper railcars to be produced at ARI’s Paragould plant in 2008. Both the tank and covered hopper railcars to be manufactured for ARL under the options will be produced under the terms of an existing contract that was announced earlier this year and are in addition to ARL’s new order for 1,000 tank railcars mentioned above.
Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

Exhibit 99.1	Press release dated September 25, 2006 of American Railcar Industries, Inc.

Signature
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 25, 2006	American Railcar Industries, Inc.
	By:	/s/ William P. Benac
		Name:	William P. Benac
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release dated September 25, 2006 of American Railcar Industries, Inc.